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                                                                   Exhibit 10.14

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

          THIS AGREEMENT ("Agreement") is made as of January 1, 2002 between LAS VEGAS SANDS, INC., a Nevada corporation having its principal place of business at 3355 Las Vegas Boulevard South, Las Vegas, Nevada, d/b/a Venetian Hotel Resort Casino ("LVSI") and ROBERT G. GOLDSTEIN, an individual residing at 1924 Glen View Drive, Las Vegas, Nevada ("Goldstein").

     WHEREAS:

          LVSI is engaged in the business of owning and operating The Venetian Resort Hotel Casino on property owned by LVSI on the "Strip" in Las Vegas, Nevada (the "Venetian Property");

          LVSI desires to further develop the Venetian Property and to construct additional improvements thereon (the "Phase II Development");

          In furtherance of its business and development plans, LVSI has need of qualified, experienced, management personnel;

          On November 1, 1995 Goldstein and LVSI entered into an Employment Agreement (the "Original Employment Agreement") pursuant to which Goldstein has served, and continues to serve, as Senior Vice President of LVSI and as President of the Venetian Hotel;

          The Original Employment Agreement, which would have expired on December 31, 1998, was extended by LVSI pursuant to its terms and expired on December 31, 2000; and

          LVSI and Goldstein now wish to further extend Goldstein's employment by LVSI, and to modify and amend the Original Employment Agreement and restate the terms, provisions and conditions thereof, as set forth herein

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, understandings, representations, warranties, undertakings and promises hereinafter set forth, and intending to be legally bound thereby, LVSI and Goldstein agree as follows:

          1. EMPLOYMENT. LVSI shall employ Goldstein, during the term and subject to the conditions set forth in this Agreement, to serve as Senior Vice President of LVSI and President of The Venetian Hotel, or in such other managerial or executive capacity as the Board of Directors of LVSI (sometimes hereinafter referred to as "the Board") may from time to time determine.

          2. DUTIES. Goldstein shall have such powers, duties and responsibilities as are generally associated with his office, as the same may be modified and/or assigned to Goldstein from time to time by the Chairman of the Board, and subject to the supervision, direction and control of the Chairman and the Board, including but not limited to:

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          (a) participation and involvement in the proposed development activities of LVSI, including the planning, financing, construction and implementation stages, as shall be requested by the Chairman of the Board;

          (b) the efficient operation and maintenance of the hotel and casino properties of LVSI;

          (c) the promotion, marketing and sale of the goods and services offered by LVSI;

          (d) the preparation of budgets and allocation of funds;

          (e) the establishment or continuation of adequate management reporting and control systems;

          (f) the recruitment, selection, training, delegation of duties and responsibilities, and supervision, of subordinates; and

          (g) the direction, review and oversight of all programs, systems, departments and functions related to the management and administration of LVSI.

          3. PERFORMANCE. Goldstein hereby unconditionally accepts the employment described herein under the terms and conditions set forth in this Agreement. Goldstein covenants and agrees faithfully and diligently to perform all of the duties of his employment, devoting his full business and professional time, attention, energy and ability to promote the business interests of LVSI. Goldstein further agrees that during the period of his employment with LVSI, he will not engage in any other business or professional pursuit whatsoever unless LVSI shall consent thereto in writing.

          4. TERM. The term of Goldstein's employment hereunder commenced on December 1, 1995 (the "Effective Date"). The initial term of this Amended and Restated Agreement (the "Initial Term") shall expire on December 31, 2005, unless sooner terminated as provided herein. The Initial Term shall be automatically extended for successive one-year periods thereafter (each, a "Renewal Term") unless, no later than 120 days prior to the expiration of the Initial Term. Or any Renewal Term, one party shall give written notice to the other of his or its intention no to extend, in which event this Agreement shall terminate at the end of the then current Initial or Renewal Term.

          5. LICENSING REQUIREMENT. Goldstein is presently licensed as a casino key employee ("the License") issued by the Nevada Gaming Commission upon the recommendation of the state Gaming Control Board (collectively, the "Nevada Gaming Authorities"), pursuant to the provisions of applicable Nevada laws and regulations. Goldstein agrees to cooperate with the Nevada Gaming Authorities to maintain the License in full force and effect and in good standing. If the Nevada Gaming Authorities shall, at any time, suspend or revoke the License, then this Agreement shall

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terminate and neither LVSI nor Goldstein shall have any further obligation hereunder.

          6. COMPENSATION. For all of the services to be rendered by Goldstein to LVSI hereunder, LVSI shall pay Goldstein the following:

               (a) SALARY. After the execution hereof and during the remainder of the Initial Term, Goldstein shall receive a monthly salary at the rate of Eight Hundred Fifty-Eight Thousand (858,000) per year, payable in accordance with the usual payroll practices of LVSI. At the start of each calendar year of the Initial Term, beginning with 2003, and each Renewal Term, if any, Goldstein's salary shall be increased over the salary in effect immediately prior to the start of such calendar year or Renewal Term by four percent (4%).

               (b) BONUS. With respect to each calendar year during the Initial Term and any Renewal Term hereof, beginning with the 2002 calendar year, Goldstein shall receive additional compensation on account of such year (the "Annual Bonus") calculated as follows: For the year 2002, the "Budgeted EBITDAR" shall be $190 Million and the "Bonus Threshold" shall be $160 Million., the difference between the Budgeted EBITDAR and the Bonus Threshold being called the "Budget/Bonus Spread." For each $1 Million of EBITDAR earned by LVSI in excess of the Bonus Threshold, Goldstein shall receive an Annual Bonus of 1.666% (the "Budget Increment Percentage") of the salary set forth in Section 6(a) above, up to a maximum Annual Bonus of 50% of salary when the EBITDAR earned by LVSI shall equal the Budgeted EBITDAR. In subsequent years, Budgeted EBITDAR shall be established based upon the budget presented by LVSI management and approved by the Board, the Bonus Threshold shall be 84.21% of Budgeted EBITDAR rounded to the nearest $1 Million, the Budget/Bonus Spread (expressed in $Millions) shall be divided by 50 to determine the Budget Increment Percentage, and the Annual Bonus paid to Goldstein shall be the Budget Increment Percentage multiplied by Goldstein's salary in effect for that year multiplied by the number of Millions of dollars of EBITDAR earned by LVSI in excess of the Bonus Threshold. The Annual Bonus shall be payable within 30 days after the accountants regularly employed by LVSI have determined the EBITDAR for the year.

               (c) EMPLOYEE BENEFIT PLANS. LVSI shall include Goldstein in any group health, medical, dental, hospitalization, life or accident insurance plans, and any qualified pension, profit sharing or retirement plans, which may be placed in effect or maintained by LVSI during the Term hereof for the benefit of its employees generally, subject to all restrictions and limitations contained in such plans or established by governmental regulation.

               (d) EXPENSE REIMBURSEMENT. Goldstein is authorized to incur such reasonable expenses as may be necessary for the performance of his duties hereunder in accordance with the policies of LVSI established and in effect from time to time and, except as may be otherwise agreed, LVSI will reimburse Goldstein for all such authorized expenses upon submission of an itemized

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accounting and substantiation of such expenditures adequate to secure for LVSI a tax deduction for the same in accordance with applicable Internal Revenue
Service guidelines.

               (e) VACATIONS AND HOLIDAYS. Goldstein shall be entitled to vacations and holidays as provided in LVSI's Flex Day Plan as in effect from time to time, but no less than the following: four weeks of paid vacation leave per year at such times as may be requested by Goldstein and approved by LVSI. No more than three weeks of vacation shall be taken consecutively. Up to two weeks of vacation may be carried over to the following year (but not to the next). In addition, Goldstein may take the following paid holidays or, at LVSI's option, an equivalent number of paid days off: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

               (f) LICENSING EXPENSES. LVSI shall pay all fees and expenses incurred by Goldstein in securing and maintaining such licenses and permits as may be required by the Nevada Gaming Authorities in order to perform his duties under this Agreement.

          7. STOCK OPTIONS. In addition to all other sums payable hereunder, LVSI or its principal shareholder, Sheldon G. Adelson (Adelson"), (LVSI and Adelson being hereinafter sometimes referred to, collectively or individually, as "Grantor") has granted to Goldstein the option to acquire certain shares of the common capital stock of LVSI in accordance with the terms of a Stock Option Agreement between LVSI and Goldstein under LVSI's 1997 Fixed Stock Option Plan. Goldstein acknowledges and agrees that the stock option grant made in the Stock Option Agreement represents all of the stock to be issued to Goldstein under this Employment Agreement and shall, in all respects, be subject to the approval of the Nevada Gaming Authorities.

          8. CONFIDENTIALITY. Goldstein agrees that he will hold in strictest confidence and, without the prior express written approval of LVSI, will not disclose to any person, firm, corporation or other entity, any confidential information which he has acquired or may hereafter acquire during his employment by LVSI pertaining to the business or affairs of LVSI, including but not limited to (i) proprietary information or other documents concerning LVSI's policies, prices, systems, methods of operation, contractual arrangements, customers or suppliers; (ii) LVSI's marketing methods, credit and collection techniques and files; and (iii) LVSI's trade secrets and other "know how" or information concerning its business and affairs not of a public nature. The covenant and agreement set forth in this Section shall apply during Goldstein's employment by LVSI and shall survive termination of this Agreement by any means and shall remain binding upon Goldstein without regard to the passage of time or other events.

          9. RESTRICTIVE COVENANT. Goldstein shall not, either during the term of this Agreement or until December 31, 2005 (the "Restrictive Covenant Expiration Date") if the Agreement terminates prior to the end of the Initial Term by reason of a Cause Termination,

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Goldstein Breach Termination, Voluntary Termination, or Licensing Termination
(all as defined in Section 11 (a)), or by reason of an LVSI Breach Termination, Constructive Termination, or Involuntary Termination if and only if LVSI is paying to Goldstein the amount set forth in Section 11 (d) (iv), directly or indirectly, either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, own, manage, finance, operate, control or otherwise engage or participate in any manner or fashion in, any hotel or casino in the City of Las Vegas or Clark County, Nevada. In the event that this Agreement shall be extended beyond the Initial Term, the Restrictive Covenant Expiration Date shall be extended to the second anniversary of the date of any Termination Event. Goldstein acknowledges and agrees that the restrictive covenant contained in this Section is reasonable as to duration, terms, and geographical scope and that the covenant protects the legitimate interests of LVSI and imposes no undue hardship on Goldstein and is not injurious to the public.

          10. DISABILITY. If, during his employment by LVSI, Goldstein shall, in the opinion of an independent physician selected by agreement between the Board and Goldstein, become suddenly and immediately unable to perform the duties of his employment due to severe illness or accident or other grave mental or physical incapacity, or if Goldstein shall be unable to perform the duties of his employment for a continuous period of three months, then LVSI shall have the right to suspend in whole or in part the future payments of compensation hereunder or to terminate Goldstein's employment hereunder in accordance with the provisions of Section 11.

          11. TERMINATION.

               (a) Notwithstanding the provisions of Section 4 of this Agreement, Goldstein's employment hereunder shall terminate upon the occurrence of any of the following events (each, a "Termination Event"):

                    (i)    Goldstein's death (a "Death Termination");

                    (ii) the giving of written notice of termination by LVSI based upon Goldstein's disability, as defined in Section 10 hereof (a "Disability Termination");

                    (iii) the giving of written notice to Goldstein by LVSI that he is discharged for Cause (as hereinafter defined) (a "Cause Termination");

                    (iv) the giving of written notice by LVSI to Goldstein of a material breach of this Agreement by Goldstein, which breach remains uncured for a period of ten (10) days after receipt of such notice by Goldstein (a "Goldstein Breach Termination");

                    (v) the giving of written notice by Goldstein to LVSI of a material breach of this Agreement by LVSI, which breach remains uncured for a period of ten (10) days following receipt of such notice by LVSI (an "LVSI Breach Termination");

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                    (vi)   the giving of written notice by Goldstein to LVSI
          that a Constructive Termination (as hereinafter defined) has occurred and that he has elected to resign, in which event termination shall occur thirty (30) days after delivery of such notice unless such Constructive Termination has been cured (a "Constructive Termination");

                    (vii) the giving of sixty (60) days written notice to Goldstein by LVSI that LVSI has chosen to terminate his employment without Cause (an "Involuntary Termination");

                    (viii) the giving of written notice by Goldstein that he has chosen to terminate his employment with LVSI, no breach or Constructive Termination by LVSI having occurred, in which case his employment shall terminate sixty (60) days after receipt of such notice by LVSI (a "Voluntary Termination");

                    (ix) the revocation or suspension of the License by the Nevada Gaming Authorities for a period longer than thirty (30) days (a "Licensing Termination"); or

                    (x) if a notice of intention not to extend the Term is sent by LVSI pursuant to Section 4 hereof, upon the discharge of Goldstein at the end of the then current Initial or Renewal Term (a "Non-Renewal Termination") or at any time thereafter (a "Post-Contract Termination").

               (b) "Cause," as used in Subsection (a) (iii) above, shall mean:

                    (i) conviction of a felony, misappropriation of any material funds or property of LVSI, commission of fraud or embezzlement with respect to LVSI, or any material act or acts of dishonesty relating to Goldstein's employment by LVSI resulting or intended to result in direct or indirect personal gain or enrichment at the expense of LVSI;

                    (ii) use of alcohol or drugs that renders Goldstein materially unable to perform the functions of his job or carry out his duties to LVSI;

                    (iii)  materially failing to fulfill the duties set forth in
          Section 2 hereof; or

                    (iv) committing any act or acts of serious and willful misconduct (including disclosure of confidential information) that is likely to cause a material adverse effect on the business of LVSI;

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provided that, with respect to (iii) or (iv) above, LVSI shall have first provided Goldstein with written notice stating with specificity the acts, duties or directives Goldstein has committed or failed to observe or perform, and Goldstein shall not have corrected the acts or omissions complained of within thirty (30) days of receipt of such notice. Any dispute between the parties as to whether a "cause" has occurred shall be resolved by binding Arbitration in Las Vegas, Nevada before a single arbitrator jointly selected by the parties or, if the parties cannot agree, by the American Arbitration Association, such arbitration to be conducted in accordance with the rules of the American Arbitration Association.

          (c) "Constructive Termination," as used in Subsection (a) (vi) above, shall mean:

                    (i) the failure of LVSI to re-elect Goldstein as a named officer of LVSI;

                    (ii) a material change in the duties and responsibilities of office that would cause Goldstein's position to have less dignity, importance or scope than intended at the Effective Date and as set forth herein;

                    (iii) liquidation, dissolution or bankruptcy of LVSI; or

          (d) Termination pursuant to this Section shall have the following consequences:

                    (i) in the case of a Death Termination, salary shall be paid through the date of death;

                    (ii) in the case of a Disability Termination, salary, less any applicable disability insurance payments, shall be continued for a period of six months following the date of termination;

                    (iii) in the case of a Cause Termination, Goldstein Breach Termination, Voluntary Termination, or Licensing Termination, salary and benefits payable to Goldstein shall immediately cease, subject to any requirements of law;

                    (iv) in the case of an LVSI Breach Termination, Constructive Termination, or Involuntary Termination, LVSI shall continue to pay to Goldstein the salary set forth in Section 6(a) hereof for the Term of this Agreement unless and until Goldstein shall become employed elsewhere in which event LVSI shall pay only the difference, if any, between the income earned in such employment, including salary and bonus compensation, and the salary set forth in
          Section 6(a) hereof; and

                    (v) in the case of a Non-Renewal Termination or a Post-Contract Termination, salary shall be paid only through the date of discharge.

          12. ASSIGNMENT AND ASSUMPTION. LVSI and Goldstein acknowledge and agree that

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the Phase II Development or any subsequent public offering of securities may lead to a restructuring or other reorganization of LVSI or its assets. In such event, this Agreement may be assigned to, and assumed by, any new or different corporation, limited liability company or other entity that shall own the hotel/casinos constructed on the Venetian Property and Goldstein's employment shall continue pursuant to the terms hereof as if such assignee, rather than LVSI, had been an original party to this Agreement. Upon such assignment, all rights and obligations of LVSI hereunder shall inure to the benefit of and be binding upon the designated assignee. No such assignment shall relieve LVSI of its obligations hereunder to the extent that those obligations are not satisfied or discharged by the assignee.

          13. APPROVAL OF AGREEMENT. Goldstein and LVSI acknowledge that the terms of this Agreement are subject to the approval of the Nevada Gaming Authorities and each agrees to make reasonable modifications in this Agreement, if necessary, to secure such approval. If this Agreement shall be disapproved by the Nevada Gaming Authorities and reasonable modifications shall be insufficient to obtain such approval, then this Agreement shall terminate and neither party shall have any further responsibility to the other hereunder.

          14. MISCELLANEOUS PROVISIONS.

          (a) [Notices] All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if sent via a national overnight courier service or by certified mail, return receipt requested, postage prepaid, addressed to the parties as follows:

          If to Goldstein, to:

          Robert G. Goldstein
          1924 Glen View Drive
          Las Vegas, NV 89134

          If to LVSI, to:

          Las Vegas Sands, Inc.
          3355 Las Vegas Boulevard South
          Las Vegas, Nevada 89109
          Att: Sheldon G. Adelson, Chairman

          With a copy to:

          Paul G. Roberts
          Vice President and General Counsel
          The Interface Group

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          300 First Avenue
          Needham, Massachusetts 02194

or to such other address as any party shall request of the others by giving notice in accordance with this Section.

          (b) [Approval or Consent] Whenever under any provision of this Agreement the approval or consent of either party is required, said approval or consent shall be given or denied in a prompt manner.

          (c) [Integration] This Agreement is the result of substantial negotiations between the parties, represents the complete agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings.

          (d) [Severability] If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

          (e) [Waiver of Provisions] The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right, or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right, or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

          (f) [Fees and Expenses] Each of the parties hereto shall bear its own attorneys fees, consultants fees and other costs, fees, and expenses incurred in connection with the negotiation, preparation and consummation of this Agreement and the transactions contemplated hereby.

          (g) [Amendments] This Agreement may not be amended, changed or modified except by a written document signed by each of the parties hereto.

          (h) [Successors and Assigns] All provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the parties hereto, and their respective heirs, personal representatives, successors and permitted assigns.

          (i) [Governing Law] This Agreement shall be governed by, construed under, and

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interpreted in accordance with the laws of the State of Nevada, and enforced
(except as otherwise provided herein) only in its state and federal courts.

          (j) [Headings] Section and Subsection headings in this Agreement are included for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

          (k) [Counterparts] This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (l) [Survival] The representations, warranties, and covenants contained in this Agreement shall survive its termination for any reason.

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement at Las Vegas, Nevada as a contract under seal.


LAS VEGAS SANDS, INC.


By /s/ Sheldon G. Adelson
  ----------------------------
  Sheldon G. Adelson
  Chairman of the Board


/s/ Robert G. Goldstein
------------------------------
ROBERT G. GOLDSTEIN

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                       TERMINOLOGY USED IN THIS AGREEMENT

     TERM                                        DEFINED AT
     ----                                        ----------
     Adelson                                     Section 7
     Agreement                                   Recitals
     Annual Bonus                                Section 6(b)
     Budget/Bonus Spread                         Section 6(b)
     Budgeted EBITDAR                            Section 6(b)
     Budget Incremental Percentage               Section 6(b)
     Budget Threshold                            Section 6(b)
     Board                                       Section 1
     Cause                                       Section 11(b)
     Cause Termination                           Section 11(a)(iii)
     Constructive Termination                    Section 11 (c)
     Death Termination                           Section 11(a)(i)
     Disability Termination                      Section 11(a)(ii)
     Effective Date                              Section 4
     Goldstein                                   Recitals
     Goldstein Breach Termination                Section 11(a)(iv)
     Grantor                                     Section 7
     Initial Term                                Section 4
     Involuntary Termination                     Section 11(a)(vii)
     License                                     Section 5
     Licensing Termination                       Section 11(a)(ix)
     LVSI                                        Recitals
     LVSI Breach Termination                     Section 11(a)(v)
     Mortgage Deficit                            Section 6(f)(viii)
     Nevada Gaming Authorities                   Section 5
     Non-Renewal Termination                     Section 11(a)(x)
     Options                                     Section 7 (a)
     Phase II Development                        Recitals
     Post-Contract Termination                   Section 11(a)(x)
     Renewal Term                                Section 4
     Restrictive Covenant Expiration Date        Section 9
     Termination Event                           Section 11 (a)
     Venetian Property                           Recitals
     Voluntary Termination                       Section 11(a)(viii)

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